Exhibit 99.1

P.O. Box 4324
Houston, TX 77210
(713) 381-6500
Duncan Energy Partners Receives Buyout Offer
From Enterprise Products Partners
     Houston, Texas (February 23, 2011) — Duncan Energy Partners L.P. (“Duncan Energy Partners” NYSE: DEP) today announced that the chairman of the Audit, Conflicts and Governance Committee of the board of directors of Duncan Energy Partners’ general partner received a proposal from Enterprise Products Partners L.P. (“Enterprise” NYSE: EPD) whereby Enterprise and certain affiliates would acquire all of the outstanding publicly-held common units of Duncan Energy Partners though a unit-for-unit exchange. Subject to the satisfactory negotiation and execution of definitive agreements, Enterprise is proposing consideration of 0.9545 Enterprise common units for each issued and outstanding publicly-held Duncan Energy Partners common unit. The proposed transaction would be structured as a merger of Duncan Energy Partners with a wholly owned subsidiary of Enterprise. The consideration represents a value of $42.00 for each Duncan Energy Partners common unit, or a premium of approximately 30 percent, based on the 10-day average closing price of Duncan Energy Partners common units and the closing price of Enterprise common units on February 18, 2011.
     “We received Enterprise’s merger proposal and will begin our review process,” stated William A. Bruckmann, III, chairman of the Audit, Conflicts and Governance Committee of the board of directors of the general partner of Duncan Energy Partners.
     Enterprise owns 100 percent of the general partner of Duncan Energy Partners and owns approximately 58 percent of the outstanding common units of Duncan Energy Partners.
Company Information and Use of Forward Looking Statements
     Duncan Energy Partners L.P. is a publicly traded partnership that provides midstream energy services, including gathering, transportation, marketing and storage of natural gas, in addition to NGL fractionation (or separation), transportation and storage and petrochemical transportation and storage. Duncan Energy Partners owns interests in assets located primarily in Texas and Louisiana, including interests in approximately 9,400 miles of natural gas pipelines with a transportation capacity aggregating approximately 7.9 billion cubic feet (“Bcf”) per day; more than 1,600 miles of NGL and petrochemical pipelines featuring access to one of the world’s largest fractionation complexes at Mont Belvieu, Texas; two NGL fractionation facilities located in south Texas; approximately 18 million barrels (“MMBbls”) of leased NGL storage capacity; 8.1 Bcf of leased natural gas storage capacity; and 34 underground salt dome caverns with more than 100 MMBbls of NGL and related product storage capacity at Mont Belvieu. Duncan Energy Partners is managed by its general partner, DEP Holdings, LLC, which is a wholly-owned subsidiary of Enterprise Products Partners L.P.
     This news release includes forward-looking statements. Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties, such as the partnership’s expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions. These risks and uncertainties include, among other things, whether the proposed transactions are consummated at all or on initial terms proposed and factors discussed in the partnership’s filings with the U.S. Securities and Exchange Commission. If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.
     This press release does not constitute an offer to sell any securities. Any such offer will be made only by means of a prospectus, and only if and when a definitive agreement has been entered into by EPD and DEP, pursuant to a registration statement filed with the Securities and Exchange Commission (“SEC”).
     If the proposed merger is approved, a registration statement of EPD, which will include a proxy statement of DEP and other materials, will be filed with the SEC. IF AND WHEN APPLICABLE, INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ THE DOCUMENTS FILED WITH THE SEC REGARDING THE PROPOSED TRANSACTION WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT EPD, DEP AND THE PROPOSED MERGER. If and when applicable, investors and security holders may obtain a free copy of the proxy statement / prospectus and other documents containing information about EPD and DEP, without charge, at the SEC’s website at www.sec.gov.
Contacts: Randy Burkhalter, Investor Relations, (713) 381-6812
                Rick Rainey, Media Relations, (713) 381-3635
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